SCHEDULE A

TWO ROADS SHARED TRUST

ETF DISTRIBUTION PLAN

As Amended: March 5, 2020

The following series of Two Roads Shared Trust are subject to this Plan, at the fee rates specified:

Fund                                                                                    Fee (as a Percentage of Average

Daily Net Assets of the Fund)*

Affinity World Leaders Equity ETF                                                          0.00%

Anfield Capital Diversified Alternatives ETF                                             0.00%

Anfield Universal Fixed Income ETF                                                        0.00%

Anfield U.S. Equity Sector Rotation ETF                                                 0.00%

Anfield Tactical Fixed Income ETF                                                          0.00%

LeaderShares AlphaFactor Core ETF                                                     0.00%

LeaderShares Systematic Macro Trend (“SMarT”) ETF                          0.00%

LeaderShares Equity Skew ETF                                                              0.00%

* The determination of daily net assets shall be made at the close of business each day throughout the month and computed in the manner specified in the then current Prospectus for the determination of the net asset value of Creation Units. Plan payments shall be made within ten (10) days of the end of each calendar month unless otherwise agreed by the parties and approved or ratified by the Trustees.